                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
                    SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 333-96239
                                                                      ----------

                         TENASKA GEORGIA PARTNERS, L.P.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

   1044 N. 115th Street, Suite 400, Omaha, Nebraska 68154-4446 (402) 691-9500
--------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       9.50% Senior Secured Bonds due 2030
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       n/a
--------------------------------------------------------------------------------
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [ ]          Rule 12h-3(b)(1)(i) [X]
Rule 12g-4(a)(1)(ii)[ ]          Rule 12h-3(b)(1)(ii)[ ]
Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(ii)[ ]          Rule 12h-3(b)(2)(ii)[ ]
                                 Rule 15d-6 [ ]


Approximate number of holders of record as of the certification or notice date: Twelve (12)

Pursuant to the requirements of the Securities Exchange Act of 1934, Tenaska Georgia Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 27, 2002        TENASKA GEORGIA PARTNERS, L.P.
                               a Delaware limited partnership

                               By:  TENASKA GEORGIA, INC.
                                    a Delaware corporation, as Managing General
                                    Partner of Tenaska Georgia Partners, L.P.

                               By:  /s/  MICHAEL F. LAWLER
                                    ----------------------------------------
                                    Michael F. Lawler
                                    Vice President of Finance and Treasurer